Exhibit 15.1
Report of Independent Registered Public Accounting Firm
The Board of Directors and Shareholders
Mercury General Corporation:
We have reviewed the accompanying consolidated balance sheets of Mercury General Corporation and subsidiaries (the Company) as of March 31, 2014, the related consolidated statements of operations, comprehensive income, and cash flows for the three-months ended March 31, 2014 and 2013. These consolidated financial statements are the responsibility of the Company’s management.
We conducted our reviews in accordance with the standards of the Public Company Accounting Oversight Board (United States). A review of interim financial information consists principally of applying analytical procedures and making inquiries of persons responsible for financial and accounting matters. It is substantially less in scope than an audit conducted in accordance with the standards of the Public Company Accounting Oversight Board (United States), the objective of which is the expression of an opinion regarding the financial statements taken as a whole. Accordingly, we do not express such an opinion.
Based on our reviews, we are not aware of any material modifications that should be made to the consolidated financial statements referred to above for them to be in conformity with U.S. generally accepted accounting principles.
We have previously audited, in accordance with standards of the Public Company Accounting Oversight Board (United States), the consolidated balance sheet of Mercury General Corporation and subsidiaries as of December 31, 2013, and the related consolidated statements of operations, comprehensive income, shareholders’ equity, and cash flows for the year then ended (not presented herein); and in our report dated February 10, 2014, we expressed an unqualified opinion on those consolidated financial statements.

/S/ KPMG LLP
Los Angeles, California
April 29, 2014